EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter Ended June 30, 2011

WOOSTER, Ohio, Aug. 2, 2011 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $515,000 or $0.18 per diluted share for the first fiscal quarter ended June 30, 2011, as compared to $643,000 or $0.22 per diluted share for the first fiscal quarter ended June 30, 2010. The decrease in earnings was primarily due to an increase provision for impairment on foreclosed assets held for sale.

The return on average equity and return on average assets for the 2011 quarter were 5.3% and 0.50% respectively, compared to 6.8% and 0.63%, respectively for the 2010 quarter.

Net interest income increased $10,000 for the quarter ended June 30, 2011, compared to the quarter ended June 30, 2010. Interest income decreased $335,000 during the 2011 quarter due to continued overall low market interest rates compared to the 2010 quarter. Interest expense decreased $345,000 mainly due to lower rates paid on deposits and lower FHLB borrowed funds from balances in the 2011 quarter compared to the 2010 quarter.

Provision for loan losses decreased $120,000 to $70,000 during the 2011 quarter compared to the 2010 quarter. The provision is based on management's assessment of probable incurred losses in the loan portfolio. The decrease was mainly due to a decrease in loan portfolio balances and management's analysis of the improved economic factors in the Company's market area.

Noninterest income decreased $51,000 for the quarter ended June 30, 2011, compared to the quarter ended June 30, 2010. The decline was mainly due to a $49,000 decrease in gains from the sale of loans, a $14,000 reduction in the gains from the sale of foreclosed assets and an $11,000 decrease in service charges and other operating income, partially offset by a $24,000 increase in trust income.

Noninterest expense increased $261,000 for the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010. The increase was mainly due to an increase in the provision for impairment on foreclosed assets held for sale of $241,000 and an increase in salaries and employee benefits of $45,000. The increase in salaries and benefits can be attributed to annual merit increases. The above increases were partially offset by a decrease in federal deposit insurance expense of $37,000 due to lower assessment rates.

At June 30, 2011, Wayne Savings Bancshares, Inc. reported total assets of $411.7 million, an increase of $4.0 million from March 31, 2011. Net loans decreased $4.9 million during the quarter ended June 30, 2011. The allowance for loan losses totaled $3.2 million for both periods or 1.35% of total loans at June 30, 2011 and 1.33% at March 31, 2011 as the loan balances declined during the June 30, 2011 quarter.

Non-performing assets, which consist of loans on non-accrual status and real estate owned totaled $6.9 million at June 30, 2011, or 2.91% of total loans, a decrease of $500,000 from the March 31, 2011 balance of $7.4 million, or 3.02 of total loans. The decrease is mainly due to a decrease in non-accrual loans and an increase in provision for impairment on real estate owned properties, partially offset by the addition of several real estate owned properties.

Deposits totaled $327.8 million, a $7.7 million, or 2.4%, increase from $320.0 million at March 31, 2011. The increase in deposits was partially used to pay down FHLB borrowings of $4.5 million during the quarter, with the remainder being retained in cash and investment securities. Advances from the FHLB totaled $35.0 million at June 30, 2011 compared to $39.5 million at March 31, 2011.

Stockholders equity amounted to $39.5 million, or 9.59% of total assets at June 30, 2011, an increase of $1.2 million from $38.3 million, or 9.39 of total assets at March 31, 2011. The increase in stockholders equity was mainly due to an increase of $864,000 in other comprehensive income from gains on available for sale securities and net income of $515,000 partially offset by dividends paid of $180,000.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended June 30,

	2011	2010

Quarterly Results

Net Interest Income	$3,282	$3,272
Net Income	$515	$643
Earnings Per Share:
Basic	$ 0.18	$ 0.22
Diluted	$ 0.18	$ 0.22
Return on Average Assets (Annualized)	0.50%	0.63%
Return on Average Equity (Annualized)	5.25%	6.84%

	June 30,	March 31,
	2011	2011

End of Period Data

Total Assets	$411,704	$407,738
Stockholders' Equity to Total Assets	9.59%	9.39%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$13.15	$12.74
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767